EXHIBIT 11
                         J. BAKER, INC. AND SUBSIDIARIES
          Computation of Primary and Fully Diluted Earnings Per Share*
                                   (Unaudited)

                                                                      Quarter Ended                       Nine Months Ended
                                                                November 2,       October 28,         November 2,     October 28,
                                                                  1996               1995               1996             1995
                                                                --------           --------           --------         ------

PRIMARY:

Net Earnings (Loss)                                            $ 1,418,363       $(41,327,582)       $ 3,729,645    $(39,292,717)
                                                              ============       ============       ============    ============


Weighted average number of common
     shares outstanding                                         13,892,318         13,865,879         13,885,926      13,853,211
                                                               ===========         ==========        ===========      ==========


Earnings (Loss) Per Share                                           $0.102            $(2.981)            $0.269         $(2.836)
                                                              ============       ============       ============     ===========


ASSUMING FULL DILUTION:

Net Earnings (Loss)                                            $ 1,418,363       $(41,327,582)       $ 3,729,645    $(39,292,717)
                                                              ============       ============       ============    ============

Weighted average number of common
    shares outstanding                                          13,892,318         13,865,879         13,885,926      13,853,211

Dilutive effect of outstanding stock options                         6,386             32,986             14,084          72,277
Dilutive effect of convertible subordinated debt1                        -                  -                  -               -
                                                             -------------       ------------       ------------    ------------

Weighted average number of common
    shares as adjusted                                          13,898,704         13,898,865         13,900,010      13,925,488
                                                               ===========        ===========        ===========     ===========

Earnings (Loss) Per Share                                           $0.102            $(2.973)            $0.268         $(2.822)
                                                              ============       ============       ============    ============

1 The common stock issuable under the convertible subordinated debt was not included in the calculations of fully diluted earnings per share because it would be antidilutive.

* This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K.